UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 17, 2017

Mustang Bio, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-55668 (Commission File Number)	47-3828760 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(781) 652-4507

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

Exclusive License Agreement

On March 17, 2017 (the “Effective Date”), Mustang Bio, Inc. (the “Company”) entered into an exclusive license agreement (the “Agreement”) with the Regents of the University of California (“UCLA”) to acquire intellectual property rights in patent applications related to the engineered anti-prostate stem cell antigen antibodies for cancer targeting and detection. Pursuant to the Agreement, the Company will pay UCLA an upfront fee of $200,000 within 30 days of the Effective Date, in addition to an annual maintenance fee. UCLA is eligible to receive milestone payments totaling approximately $15,000,000, upon and subject to the achievement of certain milestones.  Royalty payments in the mid-single digits are due on net sales of licensed products, and the Company is obligated to pay UCLA a percentage of certain revenues received in connection with a sublicense in the mid-single digits to mid-twenties, depending on the timing of the sublicense in the development of such product.

The term of the Agreement expires after the expiration of the last to expire of any of the patent rights under the Agreement. Either the Company or UCLA may terminate the Agreement upon notice to the other upon breach without remedy or upon insolvency. In addition, the Company may terminate the Agreement at will without cause after adequate notice.

The summary of the agreement set forth above does not purport to be complete and is subject to and qualified in its entirety by reference to the text of such agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mustang Bio, Inc.
(Registrant)

Date: March 23, 2017

	By:	/s/ Michael S. Weiss
Michael S. Weiss
President and Chief Executive Officer